+--------+
| FORM 3 |
+--------+
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

       Peter E. Lengyel
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        (Last)                      (First)                        (Middle)

       257 Central Park West
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                                   (Street)

       New York                        NY                              10024
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        (City)                      (State)                           (Zip)

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2.  Date of Event Requiring Statement (Month/Date/Year)           03/09/01

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3.  IRS or Social Security Number of Reporting Person, if an entity
    (voluntary)  ###-##-####

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4.  Issuer Name and Ticker or Trading Symbol

    Safety-Kleen Corp. (SK LNQ)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer (give    [ ] 10% Owner    [ ] Other
                        title below)                          (specify below)

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6.  If Amendment, Date of Original (Month/Day/Year)  N/A

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person

    [ ] Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Beneficially Owned
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1. Title        2. Amount of         3. Ownership Form:  4. Nature of
   of              Securities Bene-     Direct (D) or       Indirect Bene-
   Security        ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)      (Instr. 4)           (Instr. 5)          (Instr. 5)
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N/A
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                                 Page 2 of 3

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              Table II -- Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------

+---------------+--------------------------+--------------------------------+---------------+---------------+-------------------+
| 1. Title of   | 2. Date Exer-            | 3. Title and Amount of         | 4. Conversion | 5. Ownership  | 6. Nature of In-  |
|    Derivative |    cisable and           |    Securities Underlying       |    or         |    Form of    |    direct Bene-   |
|    Security   |    Expiration            |    Derivative Security         |    Exercise   |    Derivative |    ficial         |
|    (Inst. 4)  |    Date                  |    (Inst. 4)                   |    Price      |    Securities:|    Ownership      |
|               |    (Month/Day/Year)      |                                |    of         |    Direct (D) |    (Instr. 5)     |
|               +------------+-------------+---------------+----------------+    Derivative |    or In-     |                   |
|               |            |             |               |                |    Security   |    direct (I) |                   |
|               |   Date     |   Expira-   |   Title       |  Amount or     |               |    (Instr. 5) |                   |
|               |   Exer-    |   tion      |               |  Number of     |               |               |                   |
|               |   cisable  |   Date      |               |  Shares        |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|  N/A          |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+
|               |            |             |               |                |               |               |                   |
+---------------+------------+-------------+---------------+----------------+---------------+---------------+-------------------+

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

Explanation of Responses:


              By:  /s/ Peter E. Lengyel                       March 13, 2001
                   -------------------------------           ---------------
                   **Signature of Reporting Person

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
  5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



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